Exhibit 99.1

    ANSYS AND FLUENT RECEIVE HART-SCOTT-RODINO CLEARANCE FOR PROPOSED MERGER

    SOUTHPOINTE, Pa., April 27 /PRNewswire-FirstCall/ -- ANSYS, Inc.
(Nasdaq: ANSS) and Fluent Inc. today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to ANSYS' pending acquisition of Fluent expired at 11:59 p.m. (Eastern
Time) on Wednesday, April 26, 2006. ANSYS expects to close the acquisition by no later than May 1, 2006.

    As previously announced, ANSYS and Fluent have entered into a definitive merger agreement in which ANSYS will acquire Fluent in a series of mergers for 6,000,000 shares of its common stock and approximately $300 million in net cash, subject to certain adjustments at closing.

    "We are very pleased that we have received clearance and look forward to closing the transaction and implementing our plan," said Jim Cashman, ANSYS President and CEO. "The combination of ANSYS and Fluent will create substantial benefits for our global customers, employees, partners and shareholders, through continued investment and development of innovative products and services, and our commitment to world-class execution."

    "The ANSYS portfolio of engineering simulation technologies, when combined with Fluent, will enhance our ability to deliver integration, functionality and interoperability to a broad set of customers and industries," said Dr. Bharatan Patel, CEO and founder of Fluent.

    About ANSYS, Inc.
    ANSYS, Inc., founded in 1970, develops and globally markets engineering simulation software and technologies widely used by engineers and designers across a broad spectrum of industries. The Company focuses on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost- conscious product development, from design concept to final-stage testing and validation. The Company and its global network of channel partners provide sales, support and training for customers. Headquartered in Canonsburg, Pennsylvania U.S.A. with more than 25 strategic sales locations throughout the world, ANSYS, Inc. and its subsidiaries employ approximately 600 people and distribute ANSYS products through a network of channel partners in over 40 countries. Visit http://www.ansys.com for more information.

    About Fluent Inc.
    Fluent is a global provider of engineering simulation software technologies and consulting services. Fluent's software is used for simulation, visualization, and analysis of fluid flow, heat and mass transfer, flow-induced noise and chemical reactions utilizing computational fluid dynamics. It is a vital part of the CAE process for companies around the world and is deployed in nearly every manufacturing industry. Using Fluent's software, engineers build virtual prototypes and simulate the performance of proposed and existing designs, allowing them to improve design quality while reducing cost and speeding time to market. Fluent's corporate headquarters are located in Lebanon, New Hampshire, USA, with offices in Belgium, England, France, Germany, India, Italy, Japan, China and Sweden. For more information visit, www.Fluent.com .

    Certain statements contained in the press release regarding matters that are not historical facts are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). All forward-looking statements in this press release are subject to risks and uncertainties. Actual results could differ materially from those contained in the forward- looking statements and are based on current expectations that involve a number of risks and uncertainties, including, but not limited to, the risk that the acquisition of Fluent may not be consummated or may not be consummated on the timetable that ANSYS expects, that the business of ANSYS and Fluent may not be integrated successfully or that such integration may take longer or cost more to accomplish than expected, that potential difficulties may arise in the assimilation of operations, strategies, technologies and products of Fluent, that key personnel of Fluent may not stay with ANSYS, and that management's attention may be diverted from other business concerns. Additional risks are detailed from time to time in reports filed by ANSYS, Inc. with the Securities and Exchange Commission, including ANSYS, Inc.'s 2005 Annual Report and Form 10-K. We undertake no obligation to publicly update or revise any forward- looking statements, whether changes occur as a result of new information or future events after the date they were made.

    ANSYS, ANSYS Workbench, CFX, AUTODYN, and any and all ANSYS, Inc. product and service names are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries located in the United States or other countries. ICEM CFD is a trademark licensed by ANSYS, Inc. All other trademarks or registered trademarks are the property of their respective owners.

SOURCE  ANSYS, Inc.
    -0-                             04/27/2006
    /CONTACT: Lisa O'Connor of ANSYS, Inc., +1-724-514-1782, or lisa.oconnor@ansys.com /
    /Web site:  http://www.ansys.com
                http://www.Fluent.com /